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                                                                      EXHIBIT 9





                             SHAREHOLDERS AGREEMENT



         THIS AGREEMENT made as of this 31st day of October, 1996 by and between Riviera Holding Company ("Holding"), a Michigan corporation, with its principal office at 5460 Executive Parkway, S.E., Grand Rapids, Michigan, 49512, Motor Wheel Corporation ("Motor Wheel"), an Ohio corporation, with its principal office at 38481 Huron River Drive, Romulus, Michigan 48174, and Riviera Tool Company ("Tool") f/k/a New 3, Inc., a Michigan corporation, with its principal office at 5460 Executive Parkway, S.E., Grand Rapids, Michigan 49512.


                                    RECITALS

         WHEREAS, Holding and Motor Wheel executed a Shareholders Agreement dated April 15, 1988 as the record and beneficial shareholders of all of the capital stock of Tool; and

         WHEREAS, Tool has been merged or is in the process of merging with its wholly-owned subsidiary, Riviera Die & Tool, Inc. with Tool as the survivor; and

         WHEREAS, Holding and Motor Wheel, subsequent to such merger, will each own 50% of the common stock of Tool; and

         WHEREAS, Tool may file a Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "Registration Statement); and

         WHEREAS, the parties desire to provide for certain voting of their shares of Tool stock in concert and certain other rights and restrictions.

         NOW, THEREFORE, in consideration of the covenants and conditions contained herein, the parties agree as follows:

         1. Voting on Board of Directors. The parties agree unconditionally and irrevocably as a right coupled with their ownership interest in the Common Stock of Tool to at all times hereafter vote all of their respective shares of the Tool in favor of structuring a board of directors as follows:

                 1.1 To provide a board of directors of seven (7) persons consisting of three (3) persons designated by Holding and two (2) persons designated by Motor Wheel and two (2) persons as mutually agreed upon. The parties agree unconditionally and irrevocably to vote all of their respective shares of Tool stock in favor of persons designated by each respective party or together, as the case may be, as directors pursuant to this Agreement. The persons designated by the parties to be voted upon by the other party pursuant to this Agreement shall be specified in writing by each party to the other party prior to the date set for the vote on directors. Failure to so specify any designee not requiring agreement hereunder in writing shall permit a party who has specified its designees hereunder to vote on directors for the undesignated position as such party chooses. In the event of a failure to agree on designees for the two directors as required above, neither party shall be permitted to vote on directors for such position. Failure to designate any person for a director position which

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         requires agreement hereunder prior to a vote properly scheduled on such position is irrevocably presumed to be consent and agreement to any person properly designated by the other party hereunder and the other party may then vote for the properly designated person whether or not the party whose consent is presumed votes on such person. Notwithstanding the foregoing, the parties agree that until Tool or its successor in interest is a public company the board of directors shall remain at five (5), three (3) persons designated by Holding and two (2) designated by Motor Wheel.

                 1.2 The seven-man board of directors shall be divided into three classes, two classes of two directors, and one class of three directors. Directors designated by a party may be assigned to any class of directors; provided, however, that only the specified number of designees for either party may be in office at any one time hereafter. The initial classification of directors shall be as follows:

                          Class 1 whose terms shall expire at the annual
                 meeting following the close of Tool's fiscal year in 1997, John C. Kennedy (or successor designated by Holding) and director to be agreed upon by the parties;

                          Class 2 whose terms shall expire at the annual
                 meeting following the close of Tool's fiscal year in 1998, Leonard C. Wood, (or successor designated by Holding), Thomas
                 R. Collins (or successor designated by Motor Wheel) and director to be agreed upon by the parties;

                          Class 3 whose terms shall expire at the annual
                 meeting following the close of Tool's fiscal year in 1999, Kenneth K. Rieth (or successor to be designated by Holding) and John R. Kinstler (or successor to be designated by Motor Wheel).

                 1.3 When a vacancy occurs for any reason, including death, removal, resignation or at the expiration of the term of the director, in the office of a director of Tool who has been designated by a party hereunder, the parties shall attempt to provide that the vacancy shall be filled by the board of directors with a new director designated by the party who has designated the director who has vacated office. In the event that the parties are unable to accomplish such action by the board of directors, a special meeting of the shareholders of Tool shall be held without delay upon the request of either party hereto for the purposes of electing a replacement with voting at such election to be pursuant to this Agreement.

                 1.4 The parties shall vote from time to time to amend the Articles of Incorporation and the Bylaws of Tool so as to be consistent with and accomplish the intent of this Agreement.

                 1.5 Voting on all matters other than specified above shall be in the sole unfettered discretion of the shareholders of record.


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         2.      Option.  Motor Wheel hereby grants to Holding an option to purchase all the shares of Tool owned by Motor Wheel from time to time on the terms and conditions of a Stock Option Agreement attached hereto as Exhibit A, and Motor Wheel and Holding agree to execute such Option Agreement simultaneously herewith.

         3.      Registration Rights.

                 3.1 Motor Wheel's Demand Registration Rights. At any time after the expiration of the "lock up" period given to the underwriter in connection with the first registration statement for Tool under the Securities Act of 1933, if any, Tool shall promptly prepare, file and use its best efforts to process to effectiveness one new registration statement to cover a public offering of the shares of common stock of Tool now and then still owned by Motor Wheel (the "MW Shares"), if a written request for registration under the Securities Act of 1933 by Motor Wheel is made. If subsequent to Tool's receipt of Motor Wheel's written request or the receipt of Motor Wheel's written request after passing of the Investigation Period (as defined below) with no action by Tool, (i) the Board of Directors of Tool have instructed management, or (ii) a director has formally requested, as evidenced in the minutes of the Board, that Tool investigate the issuance of additional securities through an offering under the Securities Act of 1933 (collectively (i) and (ii) are a "Registration Investigation"), and if such additional securities are so issued and an offering commenced prior to the completion of Motor Wheel's Demand Registration and the sale of all of the Motor Wheel Shares, then Motor Wheel's Demand shall be treated as a request under Section 3.2 below. In that case, however, all of the Motor Wheel Shares must be included in the registration and subsequent offering and no reduction shall occur by reason of the inclusion of any other securities in such registration. If Motor Wheel's written request is made within six
         (6) months of a Registration Investigation (the "Investigation Period"), and if new shares of Tool are issued within the Investigation Period, Motor Wheel's request shall be treated as a request under Section 3.2, and shall, to the extent required, be subject to the pro rata adjustment set forth therein.

                 3.2 Motor Wheel's Piggyback Registration Rights. Tool shall include the MW Shares in any new registration statement filed by Tool relating to the public sale of securities for cash, provided that requests therefor shall have been received from Motor Wheel to be included therein after the expiration of the "lock up" period given to the underwriter in connection with the first registration statement for Tool under the Securities Act of 1933. Anything herein to the contrary notwithstanding, if in the reasonable opinion of the lead underwriter who is expected to market the securities covered by such new registration statement, the inclusion of all or part of the MW Shares shall be impractical or inadvisable, to the extent the inclusion of such MW Shares shall be so impractical and inadvisable, the rights of Motor Wheel under this Section 3.2 to have the MW Shares included in such registration statement shall be reduced pro-rata, but only as to such registration statement. Tool agrees to give written notice of any registration statement to





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         Motor Wheel at least thirty (30) days prior to the filing of any such registration statement. In connection with the reduction described above, the term "pro-rata" shall mean a pro-rata reduction of all shares of selling shareholders included in such registration statement. Motor Wheel's pro-rata portion of such reduction shall be the number of MW Shares requested to be included divided by the total number of shares to be included (including the MW Shares) times the aggregate number of shares to be reduced. Each other selling shareholder's pro-rata reduction shall be calculated in the same fashion using as the numerator that shareholder's number of shares originally requested or planned to be included.

                 3.3 The following provisions shall be applicable to any registration statement prepared pursuant to this Section:

                          3.3.1 All expenses incident to Tool's performance of or compliance with its obligations with respect to the demand registration or piggyback registration rights provided above, including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and "Blue Sky" laws (including, without limitation, the fees and expenses of counsel for the underwriters or placement of sales agent in connection therewith), all printing and copying expenses, all messenger and delivery expenses, all fees and expenses of underwriters and sales of placement agents in connection therewith, all fees and expenses of Tool's independent certified public accountants and counsel, including, without limitation, with respect to "comfort" letters and opinions (collectively the "Registration Expenses") shall be borne by Tool; provided, however, that Tool shall not be responsible for fees and expenses of any independent legal counsel engaged by Motor Wheel in connection with such registration, and in the event of a demand registration right, not including any other shares of Tool, Tool shall be responsible only for the first $50,000 of such Registration Expenses, the balance of which shall be borne by Motor Wheel. In the event of inclusion of shares of Tool other than MW Shares in connection with the demand registration rights above, the Registration Expenses shall be borne pro-rata among the holders of the shares to be sold pursuant to such registration according to the number of shares held by each, or in the event shares are to be issued in connection therewith by Tool, for this purpose Tool shall be treated as the holder of such shares to be issued.

                          3.3.2 Motor Wheel shall furnish Tool with such appropriate information as Tool shall reasonably request in writing concerning Motor Wheel as is necessary for Tool to comply with the disclosure requirements of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder. Following the effective date of such registration statement, Tool shall, upon the reasonable request of Motor Wheel, forthwith supply such number of prospectuses meeting the requirements of the Act, as shall be requested by Motor Wheel to permit Motor Wheel to make a public offering of all MW Shares included therein.





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                 Tool shall exercise good faith efforts to qualify the MW
                 Shares for sale in such states as Motor Wheel shall reasonably designate.

                          3.3.3 Tool shall indemnify, defend and hold harmless Motor Wheel and each underwriter (within the meaning of the Act) who may purchase from or sell for Motor Wheel any MW Shares from and against all liabilities under the Securities Act of 1933 or otherwise arising from such registration statement, or contribute to payments of Motor Wheel or such underwriter (except as provided by Paragraph 3.3.4 below ) from and against all liabilities under the Securities Act of 1933 or otherwise arising from such registration statement or, to the extent such indemnification is prohibited by law, contribute to payments of Motor Wheel.

                          3.3.4 Motor Wheel shall indemnify, defend and hold harmless Tool from and against all liabilities under the Securities Act of 1933 or otherwise arising from such registration statement, or, to the extent such indemnification is prohibited by law, contribute to payments of Tool, to the extent such liability arises out of or is based on statements or omissions made in reliance upon or in conformity with written information furnished to Tool by Motor Wheel.

         4. Proposed Sales. Subject to the restrictions on transfers by Motor Wheel pursuant to Exhibit A, and other than as provided in Paragraphs 2 and 3 above, if at any time during this Agreement either of Motor Wheel or Holding proposes to directly or indirectly transfer its shares in Tool to any person (the "Sending Party"), it shall give the other party (the "Receiving Party") notice of such proposed transfer, including all of the terms and conditions of such proposed transfer and shall identify the proposed transferee (the "Sale Notice"). Upon receipt of the Sale Notice the receiving party shall have ten (10) business days to notify the sending party that it is exercising its rights hereunder to participate in such transfer (the "Exercise Notice").

                 4.1 Right of Purchase. The Exercise Notice may specify that the receiving party has elected to purchase the Tool shares identified by the Sale Notice upon the prices, terms and conditions identified in the Sale Notice.

                 4.2 Tag Along Sale. The Exercise Notice may specify that the Receiving Party is electing to participate with the Sending Party in the sale to the proposed purchaser and such notice shall specify the number of shares of Tool held by the Receiving Party which the Receiving Party wishes to sell. Upon receipt of the Exercise Notice, the Sending Party shall arrange for the proposed purchaser to purchase the shares that the Receiving Party wishes to sell upon the same terms and conditions (including all direct and indirect compensation) as that identified in the Sale Notice; provided, however, that the Sending Party shall only be required to arrange for the sale of the same percentage of shares of Tool held by the Receiving Party as the percentage of shares in Tool held by the Sending party which are to be sold to the proposed purchaser; further provided, however, that if the proposed purchaser elects only to purchase a given amount of shares, then the total number





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         of shares to be sold in such transfer by each of Motor Wheel and
         Holding shall be reduced pro rata (based upon the total shares that each party wishes to sell as compared to the given number of shares that the proposed purchaser wishes to purchase) so as to total such given amount.

                 4.3 In the event that the sender of a Sale Notice does not receive an Exercise Notice in a timely fashion, such sender shall have 120 days from the expiration of the ten-day period to consummate the proposed transfer. To the extent that such transfer is not made within such period, all shares of stock in Tool shall again be subject to the restrictions of this Agreement, including those with respect to any proposed transfer or the same proposed transfer, for which a Sale Notice, Exercise Notice and other compliance hereunder shall again be required.

                 4.4 Each party agrees to execute a "lock-up" agreement as may be reasonably requested by the underwriters in connection with the Registration Statement filed within six (6) months of the date hereof which will restrict sales of stock by the parties for a period of two
         (2) years from the effective date of the Registration Statement, and, with respect to any registration statement filed beyond such six (6) month period, such lock-up agreement as may be reasonably requested by the managing underwriter in connection with such registration statement. Notwithstanding the foregoing, Motor Wheel shall be permitted to transfer its shares in Tool to Hayes Wheels International, Inc. and any subsidiary of Hayes Wheels International, Inc. including a subsidiary of a subsidiary so long as one hundred percent (100%) ownership of such subsidiary is maintained directly or indirectly through intermediate subsidiaries at the time of transfer and at all times thereafter during which the subsidiary owns such Tool stock, and further provided that it is specifically understood that neither Motor Wheel, Hayes Wheels International, Inc. nor any subsidiary shall have the right to nor shall it encumber or pledge such shares in any manner in connection with any financing or otherwise.

                 4.5 Holding's Shares in Tool are now pledged to NBD Bank to secure all existing and future obligations of Holding to NBD Bank. It is specifically understood that Holding shall not have the right to nor shall it otherwise encumber or pledge such Shares in any manner in connection with any financing or otherwise in the future.





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         5.      Effective Date; Term of Agreement.  This Agreement shall
become effective immediately and shall continue until one of the parties hereto no longer holds Common Stock of Tool.

         6. No Shareholder Guarantee Is Required. Neither the parties nor any beneficial owner thereof shall be required to provide any guarantees for the benefit of Tool, including guarantees of indebtedness incurred thereby.

         7. Indemnifications of Directors. The parties agree to vote their shares and direct their designated directors to vote so as to provide an indemnification and hold harmless provision for directors of Tool to the fullest extent permitted by law, holding such directors harmless from and against any claim asserted against them by third parties for action taken by them in good faith in their capacity as director of Tool. At such times as Tool may be a company with stock having been issued pursuant to a registration under the Securities Act of 1933, the parties agree to have Tool execute an agreement with each director of Tool in the form attached hereto as Exhibit B, or such other agreement as may unanimously be agreed upon between Holding and Motor Wheel from time to time and Tool agrees to make a good faith effort to purchase directors' and officers' liability insurance with limits of at least ten million dollars to the extent such purchase is not unreasonably costly in light of the benefits provided thereby.

         8. Stock Covered by Agreement. This Agreement shall be applicable to all shares of Tool's capital stock held by either party hereto, whether now owned or hereafter acquired by whatever means.

         9.      Miscellaneous.

                 9.1 Specific Performance. The parties hereby recognize and agree that the shares of Common Stock of Tool are unique and that the benefits of this Agreement cannot be achieved by the payment of money damages only and that the covenants and agreements herein set forth are therefore specifically enforceable.

                 9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, including the conflicts of law provisions thereof.

                 9.3 Notices. All notices, requests, demands or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered or delivered by an independent contract courier, or mailed postage prepaid, registered or certified to a party of this Agreement at its or his address as set forth in the first paragraph of this Agreement or at a changed address if proper notice has been given of such change.

                 9.4 Entire Agreement. This Agreement sets forth the entire agreement and





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         understanding of the parties with respect to the transactions contemplated hereby. No modification of this Agreement shall be binding upon a party unless in writing and signed by the party to be charged.

                 9.5 Assignments. The terms, covenants and agreements of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, and assigns.

                 9.6 Headings. Titles and headings are inserted for the convenience of reference only and are not intended to be part of or to effect the meaning or interpretation of this Agreement.

                 9.7 Restrictive Legend. Upon the execution of this Agreement, Holding and Motor Wheel shall surrender to Tool all certificates evidencing ownership of stock in Tool. Tool shall return said certificates, after placing upon them the following endorsement:

                 The shares of Riviera Tool Company represented hereby and the disposition, assignment or encumbrance thereof are restricted and subject to the terms of the Agreement dated October, 1996 entered into among the Company, Riviera Holding Company and Motor Wheel Corporation. A copy of such Agreement is on file at the principal office of the Company in Grand Rapids, Michigan. The securities evidenced hereby have not been issued pursuant to registration under the Securities Act of 1933 or any state securities laws.

         WHEREFORE, this Shareholders Agreement is executed as of the day, month and year first above written.


                                        MOTOR WHEEL CORPORATION



                                        By
                                          --------------------------------
                                                Daniel M. Sandberg





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                                        RIVIERA HOLDING COMPANY



                                        By
                                          --------------------------------
                                             Kenneth K. Rieth, President

                                        RIVIERA TOOL COMPANY


                                        By
                                          --------------------------------
                                             Kenneth K. Rieth, President





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